Exhibit 2

Industry Canada	Industrie Canada	FORM 4 ARTICLES OF AMENDMENT (SECTION 27 OR 177)	FORMULE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions
1. – Name of corporation – Dénomination de la société RIO NARCEA GOLD MINES, LTD.	2. – Corporation No. – N˚ de la société 3009211
3. – The articles of the above-named corporation are amended as follows:	Les statuts de la société mentionnée ci-dessus sont modifies de la façon suivante:

        1. to increase the minimum number of directors that may be elected to the board from 1 to 3 and the maximum number from 10 to 12 therefore providing for a flexible board of directors with a minimum of 3 directors and a maximum of 12 directors; and

       2. to allow the directors of the Corporation to appoint one or more directors who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, the total number of directors so appointed not exceeding one third of the number of directors elected at the previous annual meeting of shareholders.

Date June 19, 2000	Signature "Signed"	Title – Titre Secretary
Canada	FOR DEPARTMENTAL USE ONLY – ÀL'USAGE DU MINISTÈRE SEULEMENT Filed – Déposée (stamped) JUN 19 2000